UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2004

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

Kindred Healthcare, Inc. (the “Company”) has announced that it has entered into a five-year $300 million revolving credit facility (the “Credit Facility”) to replace its existing credit agreements. The Company has prepaid in full its remaining senior debt with borrowings under the Credit Facility. J.P. Morgan Securities, Inc. acted as the lead arranger and bookrunner in the transaction.

Any amounts borrowed under the Credit Facility bear interest, at the Company’s option, at (a) the London Interbank Offered Rate plus an applicable margin ranging from 2.00% to 2.75% or (b) prime plus an applicable margin ranging from 1.00% to 1.75%. The applicable margin will be based on the Company’s adjusted leverage ratio as defined in the agreement. The interest rates under the Credit Facility will be approximately two percentage points less than the interest rates under the Company’s former credit agreements. The Credit Facility is collateralized by substantially all of the Company’s assets including certain owned real property and is guaranteed by substantially all of the Company’s subsidiaries.

The Credit Facility constitutes a working capital facility for general corporate purposes and acquisitions. The Credit Facility permits acquisitions and investments in healthcare facilities and companies up to an aggregate of $150 million. The Credit Facility also allows the Company, to a limited extent, to pay cash dividends and to repurchase its common stock.

As noted above, the Company prepaid in full its former senior notes. In connection with the refinancing of its former credit agreements, the Company will record a pretax charge of approximately $1 million in the second quarter. Costs associated with the Credit Facility will be capitalized and amortized over the term of the Credit Facility. At June 28, 2004, the outstanding balance under the Credit Facility was $100.5 million.

Item 7. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit 99.1 – Press Release dated June 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: June 28, 2004	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Senior Vice President of Corporate Legal
Affairs and Corporate Secretary